EXHIBIT 16.1

July 13, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 13, 2005 of USA Technologies, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph, and the second, third, fourth, and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                     /s/ Ernst & Young LLP